Exhibit 99.01

Cepheid                    CONTACTS
904 Caribbean Drive
Sunnyvale, CA 94089        AT THE COMPANY:                      John R. Sluis
Telephone: 408.541.4191    ---------------                      CFO, Cepheid
Fax: 408.541.4192          John L. Bishop                       408-541-4191
                           CEO, Cepheid                         john.sluis@cepheid.com
                           408-541-4191
                           john.bishop@cepheid.com

                           FINANCIAL RELATIONS BOARD:
                           --------------------------
                           Tricia Ross
                           Investor/Analyst Information
                           617-520-7064
                           tross@financialrelationsboard.com

                   CEPHEID REPORTS FIRST QUARTER 2006 RESULTS

       Product sales increase of 3% driven by 89% increase in Clinical and Industrial Sales offset by planned decrease in USPS GeneXpert Module Sales

SUNNYVALE, Calif., May 4, 2006 -- Cepheid (NASDAQ: CPHD) today announced financial results for the first quarter ended March 31, 2006. During the quarter, the Company implemented the provisions of SFAS 123R which resulted in stock compensation expense impacting operating results for the first time. Net loss for the first quarter of 2006 was approximately $6.7 million, or $0.15 per share compared to a net loss of approximately $3.5 million, or $0.08 per share for the corresponding prior year period. Included in this net loss for 2006 was $1.7 million of stock compensation expense which had an impact of $0.04 per share for the quarter.

Total product sales for the first quarter of 2006 increased 3% to approximately $19.3 million from approximately $18.8 million for the corresponding prior year period. The increase in product sales for the quarter was driven by strong product sales growth in the clinical and industrial markets of 89% offset by the planned decrease in GeneXpert module sales to the United States Postal Service
(USPS).

Clinical product sales increased 131% to $3.7 million in the first quarter of 2006 from $1.6 million in the first quarter of 2005 and represented 19% of total product sales for the first quarter of 2006 as compared to 8% of total product sales for the first quarter of 2005. Industrial product sales increased 58% to $3.5 million in the first quarter of 2006 from $2.2 million in the first quarter of 2005 and represented 18% of total product sales in the first quarter of 2006 as compared to 12% of total product sales in the first quarter of 2005. Biothreat product sales decreased by 19% to $12.1 million in the first quarter of 2006 from $15.0 million in the first quarter of 2005 and represented 63% of total product sales in the first quarter of 2006 as compared to 80% in the first quarter of 2005. The expected decrease in product sales in the biothreat market was as a result of the fourth quarter 2005 completion of the installation of the Biohazard Detection Systems (BDS) in the USPS processing centers and the resulting discontinuance of GeneXpert modules sales for the USPS BDS program.

Other revenues including contract and government sponsored research revenue increased 9% to approximately $0.9 million for the first quarter of 2006 as compared to $0.8 million in the first quarter of 2005. The increase in other revenues for the quarter as compared to the corresponding prior year period was due primarily to the increase in government sponsored research revenue driven by an increase in revenue from the Company's grant from the National Cancer Institute.

The gross margin percentage on product sales for the quarter ended March 31, 2006 decreased to 41% from 45% for the prior year quarter. The cost of product sales for the first quarter ended March 31, 2006 included $0.2 million of stock compensation expense which had an impact of 1% on product gross margin percentage for the quarter. The remaining decrease in product gross margin percentage was primarily driven by unfavorable product mix as compared to the prior year quarter. During the first quarter of 2006, the Company did not experience a recurrence of process manufacturing inefficiencies.

"Installation of Biohazard Detection Systems (BDS) within United States Postal Service (USPS) processing centers was completed during the fourth quarter of 2005. As expected, no sales of additional GeneXpert modules for the USPS program are planned for 2006. However, this expected decrease in GeneXpert module sales was more than offset by an 89% increase in Clinical and Industrial sales during the quarter thereby, contributing to the previously stated 3% increase in total product sales for the first quarter," stated John Bishop, Cepheid's CEO.

"In the Clinical market, a 510k for our Group B Streptococcus (GBS) assay on the GeneXpert System was submitted to the FDA during the quarter. This was followed by our second 510k for Enterovirus meningitis on the GeneXpert System which was submitted to the FDA subsequent to the close of the first quarter. In addition, CE IVD assays for BCR/ABL and GBS on the GeneXpert System were also released in Europe during the quarter."

"The Smart Cap, which enables nested real time PCR to be run on the SmartCycler System, was launched in the Industrial market during the quarter. We have also initiated our open GeneXpert system cartridge program for selected accounts. This program will enable selected laboratories to develop `Home Brew' assays for use on the GeneXpert System."

"In the Biothreat market, we released our second product to simultaneously test for the presence of three biothreat agents during the quarter. This newest product simultaneously tests for the presence of Anthrax, Y. pestis and F. tularensis. We also entered into a collaborative program with Health Canada during the quarter to develop a cartridge which will simultaneously test for the presence of Ebola, Lassa and Marburg hemorrhagic viruses."

"The Company also completed a follow-on offering during the quarter selling 10 million shares for gross proceeds of $86.0 million. In addition, subsequent to the end of the first quarter, the underwriters exercised the over allotment option for an additional 1.4 million shares for additional gross proceeds of $12.2 million. Cepheid realized total net proceeds from the initial sale and the over allotment of $91.9 million. We currently intend to use the net proceeds to fund future acquisitions of molecular markers and/or complementary products, technologies or companies in the fields of infectious diseases, oncology and other fields appropriate for molecular diagnostics."

"As of March 31, 2006, the Company had $108.8 million in unrestricted cash and marketable securities, not including the additional approximately $11.3 million in net proceeds from the sale of the over allotment shares in April 2006."

2006 OUTLOOK

Commenting on Cepheid's outlook for 2006, Mr. Bishop stated:

"Development of our GeneXpert System MRSA/MSSA assay is continuing with the assay in alpha trials. Our objective is to provide the clinician with the ability to simultaneously identify methicillin sensitive and resistant strains of Staphylococcus aureus (SA), and to confirm that a detected strain of MRSA is actually carrying the MEC A gene, which confers Methicillin resistance. This may avoid potential false positive clinical results, which might otherwise occur through detection of staphylococcus strains that are carrying an empty cassette without the MEC A gene. We continue to expect to launch the product in the United Sates market before the end of 2006."

"Our European initiative to release a number of European CE IVD marked products during 2006 is continuing to progress. As previously noted, these assays will be released as Conformite Europeene or European Conformity CE IVD Mark products under the European Directive on In Vitro Diagnostic Medical Devices, providing for routine clinical diagnostic use. In addition to the already launched assays for BCR/ABL and GBS on the GeneXpert System, we continue to expect to release Enterovirus meningitis (EV) on our GeneXpert platform and Epstein - Barr virus
(EBV) and cytomegalovirus (CMV) on our SmartCycler platform during the first half of 2006."

"We expect to initiate a marketing launch of our new 16 module GeneXpert System during the American Society of Microbiology meeting May 22 - 25 in Orlando, Florida. Delivery of this high through-put central lab system is expected before year-end."

"We continue to expect our 2006 product sales to be in the range of $94.0 million to $98.0 million, based on anticipated sales from existing and new products and sales expected from the USPS program. We expect our 2006 net loss to be in the range of $7.0 million to $9.0 million or $0.13 to $0.17 per share based on expected weighted average shares outstanding of approximately
52.3 million. This is inclusive of additional interest income to be generated from the proceeds of our follow on offering completed during the first quarter. We also continue to expect to cross over to profitability on an operating basis during 2006. This does not include the effect of stock compensation expense under the requirements of SFAS 123R."

CONFERENCE CALL INFORMATION

Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-240-2134 (domestic) or 303-262-2053 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through May 4, 2007. A replay of the conference call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through May 11, 2006; the conference ID is 11059387. The replay will be available after 6:30 pm (Eastern).

ABOUT CEPHEID
Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a molecular diagnostics company that develops, manufactures, and markets fully-integrated systems for genetic analysis in the clinical, industrial and biothreat markets. The company's systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. The company's easy-to-use systems integrate a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection, which enable the analysis of complex biological samples in its proprietary test cartridges. Through its strong molecular biology capabilities, the company is focusing on those applications where rapid molecular testing is particularly important, such as identifying infectious disease and cancer in the clinical market; food, agricultural, and environmental testing in the industrial market; and identifying bio-terrorism agents in the biothreat market. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to clinical trials, timing of future product releases, product performance, future revenues, future margins, future net losses and other future financial results such as expectations for profitability. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Cepheid's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope of actual USPS funding in the future; the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, and whether the BDS performs to specifications; unforeseen development and manufacturing problems, including with respect to the GeneXpert(R) system, cartridges, and reagents; the effectiveness of our process controls; the need for additional licenses for new tests and other products and the terms of such licenses; our ability to complete clinical trials successfully in a timely manner for products to be marketed in clinical markets; uncertainties related to the FDA regulatory and European regulatory processes; our ability to successfully commercialize our stand-alone GeneXpert(R) system; lengthy sales cycles in certain markets; the performance and market acceptance of new products; sufficient customer demand in the other markets; our reliance on distributors to market, sell and support our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; our success in increasing direct sales; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2005 and its other reports filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

(FINANCIAL STATEMENTS FOLLOW)

                                     CEPHEID
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                                Three Months Ended    Three Months Ended
                                                  March 31, 2006        March 31, 2005
                                                ------------------    ------------------
Revenues:
  Instrument sales                              $            4,538    $            6,360
  Reagent and disposable sales                              14,734                12,392
                                                ------------------    ------------------
     Total Product Sales                                    19,272                18,752
  Contract revenues                                            611                   646
  Grant and government sponsored
   research revenues                                           278                   168
                                                ------------------    ------------------
     Total revenues                                         20,161                19,566
                                                ------------------    ------------------
Costs and operating expenses:
  Cost of product sales                                     11,393                10,274
  Collaboration profit sharing                               3,811                 3,606
  Research and development                                   5,829                 4,506
  Selling, general and administrative                        6,146                 4,555
                                                ------------------    ------------------
     Total costs and operating
     expenses                                               27,179                22,941
                                                ------------------    ------------------
Loss from operations                                        (7,018)               (3,375)
Other income (expenses), net                                   346                   (83)
                                                ------------------    ------------------
Net loss                                        $           (6,672)   $           (3,458)
                                                ==================    ==================

Basic and diluted net loss per share            $            (0.15)   $            (0.08)
                                                ==================    ==================
Shares used in computing basic and
 diluted net loss per share                                 44,946                42,245
                                                ==================    ==================

                                     CEPHEID
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                     March 31,           December 31,
                                                       2006                  2005
                                                ------------------    ------------------
                                                    (unaudited)              (1)
                     ASSETS
Current assets:
  Cash and cash equivalents                     $           59,708    $           16,072
  Marketable securities                                     49,050                21,150
  Accounts receivable                                       11,152                13,976
  Inventory                                                  7,445                 7,989
  Prepaid expenses and other current assets                  2,231                   583
                                                ------------------    ------------------
Total current assets                                       129,586                59,770
Property and equipment, net                                 13,824                13,000
Restricted cash                                                661                   661
Intangible assets, net                                      29,199                29,757
                                                ------------------    ------------------
Total assets                                    $          173,270    $          103,188
                                                ==================    ==================

      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $           13,537    $            9,293
  Accrued compensation                                       2,376                 3,191
  Accrued royalties                                          2,475                 3,115
  Accrued other liabilities                                  5,124                 6,812
  Current portion of deferred revenue                        2,758                 2,963
  Current portion of license fee payable                     8,009                 8,538
  Current portion of line of credit                              -                 4,000
  Current portion of equipment financing                     1,085                 2,297
                                                ------------------    ------------------
Total current liabilities                                   35,364                40,209

Long term portion of deferred revenue                        3,977                 4,402
Long term portion of license fees payable                        -                   387
Long term portion of equipment financing                       161                 2,052
Deferred rent                                                  782                   735
Commitments
Shareholders' equity:
  Common stock                                             237,916               155,347
  Additional paid-in capital                                 9,241                 7,518
  Accumulated other comprehensive gain/(loss)                    2                    39
  Accumulated deficit                                     (114,173)             (107,501)
                                                ------------------    ------------------
Total shareholders' equity                                 132,986                55,403
                                                ------------------    ------------------
Total liabilities and shareholders' equity      $          173,270    $          103,188
                                                ==================    ==================

Note:
(1) The balance sheet at December 31, 2005 has been derived from the Company's audited financial statements, which are included in the Company's 2005 Annual Report on Form 10-K filed with the SEC.